Oportun Completes $400 Million Asset-Backed Securitization

SAN CARLOS, CALIF. – May 24, 2022 – Oportun (Nasdaq: OPRT), a mission-driven fintech and digital banking platform, today announced the issuance of $400 million of two-year revolving asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included four classes of fixed rate notes: Class A, Class B, Class C and Class D. DBRS, Inc. rated all classes of notes, assigning ratings of AA (low) (sf), A (low) (sf), BBB (low) (sf) and BB (high) (sf), respectively. The Class A, Class B and Class C bonds were placed with a diversified mix of institutional investors in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. The Class D bonds will be retained by an affiliate of Oportun. The Class A, Class B and Class C bonds were priced with a weighted average yield of 5.68% per annum. Jefferies LLC acted as the lead book runner with Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as joint book-runners.

Oportun will pledge the Class D bonds and the residual cash flows to its existing financing facility provided by Jefferies.

“This transaction proves we are able to access growth capital even in challenging markets and demonstrates investor confidence in our A.I.-driven underwriting,” said Jonathan Coblentz, Chief Financial and Administrative Officer at Oportun.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is an A.I.-powered digital banking platform that seeks to make financial health effortless for anyone. Driven by a mission to provide inclusive and affordable financial services, Oportun helps its nearly 1.7 million hardworking members meet their daily borrowing, savings, banking, and investing needs. Since inception, Oportun has provided more than $13 billion in responsible and affordable credit, saved its members more than $2.2 billion in interest and fees, and automatically helped members set aside more than $7.6 billion for rainy days and other needs. In recognition of its responsibly designed products, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009.

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Usher Lieberman
650-769-9414
usher.lieberman@oportun.com